Exhibit 99.1

Arcellx Provides Fourth Quarter and Year-End 2024 Financial Results and Business Highlights

— Presented positive preliminary data at ASH 2024 from 86 patients enrolled in the Phase 2 pivotal iMMagine-1 study of anito-cel in patients with RRMM which demonstrated 97% ORR and 62% CR/sCR at a median follow-up of 9.5 months —

— No delayed neurotoxicities observed with anito-cel, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome in 155 patients dosed across the Phase 1 and iMMagine-1 studies as presented at ASH 2024 —

— iMMagine-1 update planned for presentation mid-year 2025 —

— Commercial launch of anito-cel in RRMM planned for 2026 —

— Ended the quarter with $626M, reiterating cash runway into 2027 —

REDWOOD CITY, Calif., February 27, 2025 (BUSINESS WIRE) – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2024.

“2024 was a transformational year for Arcellx as our ASH data presentations for anito-cel, in partnership with Kite, continued to demonstrate anito-cel’s differentiated clinical profile for the potential treatment of patients with relapsed or refractory multiple myeloma,” said Rami Elghandour, Arcellx’s Chairman and Chief Executive Officer. “In our Phase 1 and iMMagine-1 studies, data demonstrate that anito-cel has the potential to provide a meaningful benefit to a broad population of patients. Our Phase 1 study demonstrated that the deep responses observed with anito-cel also translated to durable benefit for patients with a 30.2 month median progression-free survival in a challenging patient cohort and the preliminary data from our pivotal iMMagine-1 study demonstrated anito-cel also delivered deep responses for late line myeloma patients with a 97% overall response rate and 62% complete response rate at a median follow-up of 9.5 months. Most notably, as presented during ASH, the safety profile for anito-cel continues to be manageable with no delayed neurotoxicities, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome in the155 patients dosed across the Phase 1 and iMMagine-1 studies. Physician engagement and enthusiasm for anito-cel continues to build following these data presentations and as more sites gain experience with anito-cel through iMMagine-3, our earlier-line study. Kite is manufacturing for iMMagine-3, and turnaround times are consistent with Kite commercial products. This year, we look forward to presenting updated data from our iMMagine-1 study mid-year, preparing for the commercial launch of anito-cel in multiple myeloma in 2026, enrolling our program in generalized myasthenia gravis, and expanding our ARC-SparX program in acute myeloid leukemia to include an additional SparX antigen target. Thank you to our Arcellx team who are willing to embrace challenges and think creatively to make an impact for the patients we serve.”

Recent Business Progress

Presented positive preliminary data for the Phase 2 pivotal iMMagine-1 study of anito-cel in patients with relapsed or refractory multiple myeloma (RRMM) at the 66th ASH Annual Meeting and Exposition. The data presented on December 9, 2024 demonstrated deep and durable responses with a predictable and manageable safety profile in a high-risk fourth-line or higher (4L+) RRMM population, including triple- and penta-class refractory disease. The data were from an October 31, 2024 data cutoff date, with a median follow-up of 9.5 months for the 86 patients who were evaluable for efficacy based on a follow-up of at least two months after treatment with anito-cel, and 98 patients were evaluable for safety based on a follow-up of at least one month after treatment with anito-cel.

Overall response rate was 97% (83/86) with a complete response/stringent complete response rate of 62% (53/86) and a very good partial response or higher rate of 81% (70/86), per International Myeloma Working Group (IMWG) criteria as investigator-assessed. Of those evaluable for minimal residual disease (MRD) testing, 93.1% (54/58) achieved MRD negativity at a minimum of 10 -5 sensitivity. Median progression-free survival (mPFS) and overall survival (OS) were not reached; 6-month PFS and OS rates were 93.3% and 96.5%, respectively, and 12-month PFS and OS rates were 78.5% and 96.5%, respectively. No delayed or non-ICANS neurotoxicities, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome, were observed in the 155 patients dosed with anito-cel.

Fourth Quarter and Full Year 2024 Financial Highlights

Cash, cash equivalents, and marketable securities:

As of December 31, 2024, Arcellx had cash, cash equivalents, and marketable securities of $625.7 million. Arcellx anticipates that its cash, cash equivalents, and marketable securities will fund its operations into 2027.

Collaboration revenue:

Collaboration revenue were $15.3 million and $63.1 million for the quarters ended December 31, 2024 and 2023, respectively, a decrease of $47.8 million. This decrease was primarily driven by the December 2023 expansion to the license and collaboration agreement with Kite Pharma, Inc. Collaboration revenue were $107.9 million and $110.3 million for the twelve months ended December 31, 2024 and 2023, respectively, a decrease of $2.4 million.

R&D expenses:

Research and development expenses were $44.6 million and $28.8 million for the quarters ended December 31, 2024 and 2023, respectively, an increase of $15.8 million. Research and development expenses were $157.1 million and $133.8 million for the twelve months ended December 31, 2024 and 2023, respectively, an increase of $23.3 million. The increases were primarily driven by increased personnel costs, which include non-cash stock-based compensation expense, and increased costs relating to anito-cel and other pipeline programs.

G&A expenses:

General and administrative expenses were $23.8 million and $19.4 million for the quarters ended December 31, 2024 and 2023, respectively, an increase of $4.4 million. General and administrative expenses were $88.4 million and $66.4 million for the twelve months ended December 31, 2024 and 2023, respectively, an increase of $22.0 million. The increases were primarily driven by increased personnel costs, which include non-cash stock-based compensation expense, increased costs relating to commercial readiness, and increased depreciation expense.

Net losses:

Net losses were $47.1 million and $19.8 million for the quarters ended December 31, 2024 and 2023, respectively. Net losses were $107.3 million and $70.7 million for the twelve months ended December 31, 2024 and 2023, respectively.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About anitocabtagene autoleucel (anito-cel)

Anitocabtagene autoleucel (anito-cel, previously CART-ddBCMA) is the first BCMA-directed CAR T-cell therapy to be investigated in multiple myeloma that utilizes Arcellx’s novel and compact binder known as the D-Domain. The small, stable D-Domain binder enables high CAR expression without tonic signaling and is designed to quickly release from the BCMA target. This combination may allow for the effective elimination of multiple myeloma cells without severe immunotoxicity. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About Arcellx and Kite Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration and license agreement to co-develop and co-commercialize anito-cel for patients with relapsed or refractory multiple myeloma (RRMM). Anito-cel is currently being developed in a Phase 2 registrational pivotal study and a Phase 3 randomized controlled study for RRMM. Kite and Arcellx will jointly commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the United States.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X @arcellx and LinkedIn.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, without limitation, statements regarding: the potential of anito-cel for providing meaningful benefit in patients suffering from multiple myeloma; the potential impact of anito-cel on rrMM patients and expected clinical profile; anito-cel tolerability and toxicity trends; Arcellx’s plans for the research, pre-clinical and clinical development of its product candidates; expectations regarding the clinical trial sites and their experience; the anticipated timing for the presentation of updated iMMagine-1 preliminary data; Arcellx’s partnership with Kite; the potential commercial launch of anito-cel, subject to FDA approval; Arcellx’s ability to deliver cell therapies that will meet the key expectations of patients and clinicians and serve the multiple myeloma community; and the sufficiency of cash, cash equivalents and marketable securities and its ability to fund operations into 2027. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part I, Item 1A (Risk Factors) in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ARCELLX, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2024	December 31, 2023
Cash, cash equivalents, and marketable securities	$625,652	$729,185
Total assets	711,327	825,132
Total liabilities	256,535	339,752
Total stockholders’ equity	454,792	485,380

ARCELLX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenue	$107,936	$110,319
Operating expenses:
Research and development	157,093	133,849
General and administrative	88,414	66,350

Total operating expenses	245,507	200,199

Loss from operations	(137,571)	(89,880)
Other income, net	32,292	19,853

Loss before income taxes	(105,279)	(70,027)
Income tax expense	(2,069)	(663)

Net loss	(107,348)	(70,690)
Other comprehensive loss:
Unrealized gain on marketable securities	301	768

Comprehensive loss	$(107,047)	$(69,922)

Net loss per share attributable to common stockholders—basic and diluted	$(2.00)	$(1.47)

Weighted-average common shares outstanding—basic and diluted	53,566,153	48,061,450

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact:

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

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